Exhibit 99.1

EXPLANATION OF RESPONSES

(2) Consists of 50,000 options granted to the reporting person on December 8, 2008, with an exercise price of $16.98, 9,375 of which have vested with the remaining options to vest by December 8, 2012, and all of which expire on January 1, 2020.